Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS THIRD QUARTER NET INCOME OF $40.0 MILLION
Business line fundamentals drive solid performance

Rockland, Massachusetts (October 21, 2021) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2021 third quarter net income of $40.0 million, or $1.21 per diluted share, compared to net income of $37.6 million, or $1.14 per diluted share, reported for the second quarter of 2021. Third quarter results included merger-related costs of $1.9 million associated with the acquisition of Meridian Bancorp Inc. ("Meridian") and its subsidiary, East Boston Savings Bank, which is expected to close in the fourth quarter of 2021. Excluding merger-related costs, net of tax, operating net income was $41.4 million, or $1.25 per diluted share, for the third quarter of 2021 compared to operating net income of $38.8 million, or $1.17 per diluted share for the second quarter of 2021. Please refer to "Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)" below for a reconciliation of net income to operating net income.

“We enjoyed another quarter of solid performance owing to our sound fundamentals,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “While remaining focused on organic growth and providing best-in-class customer services to our customers, we have been hard at work collaborating with our counterparts at East Boston Savings Bank to prepare for the anticipated fourth quarter closing of the transaction, and we continue to be excited by the prospects of the combined companies. I would like to thank each of my colleagues for their dedication and contributions toward ensuring Rockland Trust lives out its mission of being the bank Where Each Relationship Matters® .”

BALANCE SHEET

Total assets of $14.5 billion at September 30, 2021 increased by $339.1 million, or 2.4%, from the prior quarter, and by $1.4 billion, or 10.3%, as compared to the year ago period, driven by continued significant growth in deposits and cash balances. During the third quarter of 2021, the Company accelerated its deployment of a portion of this excess cash into investment securities.

Total loans at September 30, 2021 decreased by $131.0 million, or 1.5% (5.8% annualized), when compared to the prior quarter which was primarily attributable to a net reduction in Paycheck Protection Program ("PPP") loan balances. Exclusive of PPP loan activity, total loans declined $31.9 million, (1.5% annualized) reflecting ongoing heightened payoff activity, partially offset by continued strong closing activity. Excluding PPP loan activity, commercial loans increased $3.2 million, or 0.1% (0.2% annualized) during the third quarter, primarily due to growth in construction balances of $18.9 million, or 3.8%, and commercial and industrial of $13.3 million, or 1.07%, offset by a decrease in commercial real estate balances of $30.3 million, or 0.7%, from the prior quarter. New origination activity remained well diversified across various industries for the third quarter of 2021, with the largest volume of new loans attributable to residential development properties. On the consumer side, despite strong volumes of new loan originations, the low interest-rate environment and excess consumer liquidity positions continued to drive elevated payoff activity and historically low home equity line utilization rates, which led to decreases in both residential and home equity loan balances of $17.4 million and $17.9 million, respectively, when compared to the prior quarter.

Deposit balances of $12.3 billion at September 30, 2021 increased by $273.2 million, or 2.3% (9.0% annualized), from the prior quarter, reflecting continued robust new account activity in both consumer and business product categories, as well as increases on existing balances. With continued reduction in time deposit balances, core deposits increased to 92.0% of total deposits at September 30, 2021. This reduction in higher cost time deposits, combined with further rate reductions, contributed to a total cost of deposits for the third quarter of 0.05%, representing a reduction of two basis points when compared to the prior quarter.

The securities portfolio increased by $636.0 million, or 37.8%, when compared to the prior quarter, reflecting the aforementioned strategy to deploy a portion of excess cash balances into investment securities. Total purchases for the quarter were $733.1 million, offset by paydowns, calls, and maturities.

Total borrowings decreased by $14.7 million, or 8.5% when compared to the prior quarter reflecting repayments of outstanding debt, including the maturity of a $10 million advance from the Federal Home Loan Bank.

Stockholders' equity at September 30, 2021 increased by 0.8% (3.3% annualized), as compared to the prior quarter, reflecting continued strong earnings retention. Book value per share increased by $0.42, or 0.8%, to $53.14 during the third quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 12.08% decreased by 19 basis points from the prior quarter and by 75 basis points from the year ago period, reflecting the significant growth in liquid assets. The Company's tangible book value per share at September 30, 2021 rose by $0.46, or 1.3%, from the prior quarter to $37.24, representing an increase of 5.9% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 8.79% at September 30, 2021 represents a decrease of 10 basis points from the prior quarter and a decrease of 38 basis points from the year ago period. Please refer to Appendix A for a detailed reconciliation of Non-GAAP metrics.

NET INTEREST INCOME

Net interest income for the third quarter decreased to $90.1 million compared to $93.4 million for the prior quarter, driven primarily by a reduction in PPP fee recognition of $5.0 million, as $2.2 million was recognized in the third quarter compared to $7.2 million for the prior quarter. The combination of lower PPP fees and increased balances in short term, lower yielding assets in the third quarter compared to the prior quarter contributed to a 23 basis point reduction in average earning asset yields. This reduction resulted in a net interest margin decline of 21 basis points from the prior quarter to 2.78%. Please refer to Appendix C for additional details regarding the net interest margin.

NONINTEREST INCOME

Noninterest income of $26.5 million for the third quarter of 2021 was $1.5 million, or 6.0%, higher than the prior quarter. Significant changes in noninterest income for the third quarter compared to the prior quarter included the following:

•Deposit account fees increased by $476,000, or 12.5%, primarily driven by overdraft fees.

•Interchange and ATM fees increased by $373,000, or 12.2%, as a result of increased volume during the third quarter, reflecting a rise in customer spending.

•Investment management income increased by $302,000, or 3.4%, due primarily to increased insurance commissions. Additionally, assets under management as of September 30, 2021 remained consistent with the prior quarter's record high level at $5.4 billion.

•Mortgage banking income grew by $120,000, or 4.4%, reflecting continued strong volume for the quarter, offset by a reduction in gain on sale margins.

•Loan level derivative income increased by $470,000, due primarily to increased customer demand.

•Other noninterest income decreased by $258,000, or 5.4%, primarily attributable to decreased unrealized gains on equity securities and income from other investments, partially offset by increases in commercial loan fees and income from like-kind exchanges.

NONINTEREST EXPENSE

Noninterest expense of $72.4 million for the third quarter of 2021 was $0.9 million, or 1.2% lower than the prior quarter. Significant changes in noninterest expense for the third quarter compared to the prior quarter included the following:

•Salaries and employee benefits decreased by $400,000, or 0.9%, mainly due to decreases in payroll taxes and other commissions.

•Occupancy and equipment decreased by $142,000, or 1.6%, mainly due to decreases in rent on leased property.

•FDIC assessment increased by $205,000, or 26.5%, as the prior quarter benefited from a refund of prior period assessment fees of approximately $109,000, as well as an increased assessment base due to balance sheet growth.

•The Company incurred merger and acquisition expenses of $1.9 million in the third quarter of 2021 and $1.7 million in the second quarter of 2021. All such costs were related to the Company's acquisition of Meridian.

•Other noninterest expense decreased by 745,000, or 4.2%, primarily due to decreases in director equity compensation expense, legal fees, advertising, and provision for unfunded commitments, partially offset by increases in unrealized loss on equity securities, recruitment expense, and other miscellaneous expenses.

    The Company generated a return on average assets and a return on average common equity of 1.11% and 9.04%, respectively, for the third quarter of 2021, as compared to 1.08% and 8.70%, respectively, for the prior quarter. On an operating basis, return on average assets and return on average common equity were 1.15% and 9.35%, respectively, for the third quarter of 2021 as compared to 1.12% and 8.98%, respectively for the prior quarter.

The tax rate of 26.1% for the third quarter was higher than the prior quarter rate of 24.9%, which was primarily driven by an increase in forecasted full year 2021 earnings.

ASSET QUALITY

During the third quarter, the Company recorded total net charge-offs of $111,000, which amounted to less than 0.1% of average loans on an annualized basis. Nonperforming loans decreased by 4.2% to $45.8 million, or 0.52% of total loans at September 30, 2021, as compared to $47.8 million, or 0.53% of total loans, at June 30, 2021.

In addition, total loans subject to a payment deferral remained relatively consistent with the prior quarter, amounting to $222.9 million, or 2.5% of total loans at September 30, 2021, with the highest concentration remaining in the accommodation industry portfolio. The majority of the loans subject to a payment deferral at September 30, 2021 were characterized as current loans. Delinquency as a percentage of total loans increased ten basis points from the prior quarter, yet remained low at 0.21%. Please refer to Appendix E for additional details regarding loans whose terms have been modified as a result of the COVID-19 pandemic.

The Company recorded credit reserve releases of $10.0 million during the third quarter of 2021, reflecting continued improvement in both expected asset quality metrics and overall macro-economic assumptions. The allowance for credit losses on total loans was $92.2 million at September 30, 2021, or 1.05% of total loans, as compared to $102.4 million at June 30, 2021, or 1.15% of total loans. The allowance for credit losses as a percentage of total loans, excluding PPP loans, was 1.09% and 1.21% at September 30, 2021 and June 30, 2021, respectively. Please refer to Appendix D for information regarding loan exposures within industries deemed highly impacted by the COVID-19 pandemic.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss third quarter earnings at 10:00 a.m. Eastern Time on Friday, October 22, 2021. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10159135 and will be available through October 29, 2021. Additionally, a webcast replay will be available until October 22, 2022.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2020 list, an honor earned for the 12th consecutive year. In 2021, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list for the second year in a row. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;
•the length and extent of economic contraction as a result of the COVID-19 pandemic;

•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•failure to consummate or a delay in consummating the acquisition of Meridian, which is subject to standard closing conditions, including the receipt of regulatory approvals;
•acquisitions, including the acquisition of Meridian, may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs, including the additional costs associated with the Company's increase in assets to over $10 billion;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws and changes in tax laws;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time. Statements about the COVID-19 pandemic and its potential impact on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic and any resurgences, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, core net interest margin ("core margin"), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	September 30 2021	June 30 2021	September 30 2020	Sept 2021 vs.	Sept 2021 vs.
				Jun 2021	Sept 2020
Assets
Cash and due from banks	$138,148	$141,953	$125,103	(2.68)%	10.43%
Interest-earning deposits with banks	1,869,683	2,114,477	1,142,934	(11.58)%	63.59%
Securities
Trading	3,504	3,439	2,612	1.89%	34.15%
Equities	22,794	22,975	21,119	(0.79)%	7.93%
Available for sale	1,427,210	794,516	423,478	79.63%	237.02%
Held to maturity	865,249	861,821	659,573	0.40%	31.18%
Total securities	2,318,757	1,682,751	1,106,782	37.80%	109.50%
Loans held for sale	33,553	25,561	54,713	31.27%	(38.67)%
Loans
Commercial and industrial	1,640,709	1,726,498	2,062,345	(4.97)%	(20.44)%
Commercial real estate	4,221,259	4,251,543	4,125,464	(0.71)%	2.32%
Commercial construction	515,415	496,539	573,334	3.80%	(10.10)%
Small business	184,138	182,863	167,632	0.70%	9.85%
Total commercial	6,561,521	6,657,443	6,928,775	(1.44)%	(5.30)%
Residential real estate	1,222,849	1,240,279	1,352,305	(1.41)%	(9.57)%
Home equity - first position	592,564	606,332	643,187	(2.27)%	(7.87)%
Home equity - subordinate positions	407,904	412,076	457,867	(1.01)%	(10.91)%
Total consumer real estate	2,223,317	2,258,687	2,453,359	(1.57)%	(9.38)%
Other consumer	23,175	22,858	23,059	1.39%	0.50%
Total loans	8,808,013	8,938,988	9,405,193	(1.47)%	(6.35)%
Less: allowance for credit losses	(92,246)	(102,357)	(115,625)	(9.88)%	(20.22)%
Net loans	8,715,767	8,836,631	9,289,568	(1.37)%	(6.18)%
Federal Home Loan Bank stock	8,666	9,079	15,090	(4.55)%	(42.57)%
Bank premises and equipment, net	123,528	117,435	121,816	5.19%	1.41%
Goodwill	506,206	506,206	506,206	—%	—%
Other intangible assets	19,055	20,370	24,543	(6.46)%	(22.36)%
Cash surrender value of life insurance policies	244,573	242,963	199,453	0.66%	22.62%
Other assets	555,375	496,781	587,457	11.79%	(5.46)%
Total assets	$14,533,311	$14,194,207	$13,173,665	2.39%	10.32%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$4,590,492	$4,370,852	$3,715,528	5.03%	23.55%
Savings and interest checking accounts	4,484,208	4,445,903	3,912,703	0.86%	14.61%
Money market	2,399,878	2,352,897	2,164,436	2.00%	10.88%
Time certificates of deposit	785,562	817,319	1,058,641	(3.89)%	(25.80)%
Total deposits	12,260,140	11,986,971	10,851,308	2.28%	12.98%
Borrowings
Federal Home Loan Bank borrowings	25,675	35,693	145,765	(28.07)%	(82.39)%
Long-term borrowings, net	18,750	23,425	37,447	(19.96)%	(49.93)%
Junior subordinated debentures, net	62,853	62,852	62,850	—%	—%
Subordinated debentures, net	49,767	49,743	49,672	0.05%	0.19%
Total borrowings	157,045	171,713	295,734	(8.54)%	(46.90)%
Total deposits and borrowings	12,417,185	12,158,684	11,147,042	2.13%	11.39%
Other liabilities	360,172	293,901	336,899	22.55%	6.91%
Total liabilities	12,777,357	12,452,585	11,483,941	2.61%	11.26%
Stockholders' equity
Common stock	329	329	328	—%	0.30%

Additional paid in capital	949,316	948,130	944,218	0.13%	0.54%
Retained earnings	787,742	763,596	696,546	3.16%	13.09%
Accumulated other comprehensive income, net of tax	18,567	29,567	48,632	(37.20)%	(61.82)%
Total stockholders' equity	1,755,954	1,741,622	1,689,724	0.82%	3.92%
Total liabilities and stockholders' equity	$14,533,311	$14,194,207	$13,173,665	2.39%	10.32%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	September 30 2021	June 30 2021	September 30 2020	Sept 2021 vs.	Sept 2021 vs.
				Jun 2021	Sept 2020
Interest income
Interest on federal funds sold and short-term investments	$815	$513	$254	58.87%	220.87%
Interest and dividends on securities	7,796	7,189	7,227	8.44%	7.87%
Interest and fees on loans	84,212	88,814	90,112	(5.18)%	(6.55)%
Interest on loans held for sale	193	186	326	3.76%	(40.80)%
Total interest income	93,016	96,702	97,919	(3.81)%	(5.01)%
Interest expense
Interest on deposits	1,633	2,017	5,432	(19.04)%	(69.94)%
Interest on borrowings	1,292	1,331	1,604	(2.93)%	(19.45)%
Total interest expense	2,925	3,348	7,036	(12.63)%	(58.43)%
Net interest income	90,091	93,354	90,883	(3.50)%	(0.87)%
Provision for credit losses	(10,000)	(5,000)	7,500	100.00%	(233.33)%
Net interest income after provision for credit losses	100,091	98,354	83,383	1.77%	20.04%
Noninterest income
Deposit account fees	4,298	3,822	3,428	12.45%	25.38%
Interchange and ATM fees	3,441	3,068	3,044	12.16%	13.04%
Investment management	9,174	8,872	7,571	3.40%	21.17%
Mortgage banking income	2,825	2,705	7,704	4.44%	(63.33)%
Increase in cash surrender value of life insurance policies	1,596	1,589	1,314	0.44%	21.46%
Loan level derivative income	586	116	2,457	405.17%	(76.15)%
Other noninterest income	4,537	4,795	3,829	(5.38)%	18.49%
Total noninterest income	26,457	24,967	29,347	5.97%	(9.85)%
Noninterest expenses
Salaries and employee benefits	42,235	42,635	38,409	(0.94)%	9.96%
Occupancy and equipment expenses	8,564	8,706	9,273	(1.63)%	(7.65)%
Data processing and facilities management	1,673	1,686	1,567	(0.77)%	6.76%
FDIC assessment	980	775	1,034	26.45%	(5.22)%
Merger and acquisition expense	1,943	1,731	—	12.25	100.00%
Loss on termination of derivatives	—	—	684	n/a	(100.00)
Other noninterest expenses	17,024	17,769	15,691	(4.19)%	8.50%
Total noninterest expenses	72,419	73,302	66,658	(1.20)%	8.64%
Income before income taxes	54,129	50,019	46,072	8.22%	17.49%
Provision for income taxes	14,122	12,447	11,199	13.46%	26.10%
Net Income	$40,007	$37,572	$34,873	6.48%	14.72%

Weighted average common shares (basic)	33,043,716	33,033,578	32,951,918
Common share equivalents	15,554	21,270	24,758
Weighted average common shares (diluted)	33,059,270	33,054,848	32,976,676

Basic earnings per share	$1.21	$1.14	$1.06	6.14%	14.15%
Diluted earnings per share	$1.21	$1.14	$1.06	6.14%	14.15%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$40,007	$37,572	$34,873
Noninterest expense components
Add - loss on termination of derivatives	—	—	684
Add - merger and acquisition expenses	1,943	1,731	—
Noncore increases to income before taxes	1,943	1,731	684
Net tax benefit associated with noncore items (1)	(546)	(487)	(192)
Noncore increases to net income	1,397	1,244	492
Operating net income (Non-GAAP)	$41,404	$38,816	$35,365	6.67%	17.08%

Diluted earnings per share, on an operating basis	$1.25	$1.17	$1.07	6.84%	16.82%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	2.78%	2.99%	3.13%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.11%	1.08%	1.07%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.15%	1.12%	1.08%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	9.04%	8.70%	8.21%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	9.35%	8.98%	8.32%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Nine Months Ended
			% Change
	September 30 2021	September 30 2020	Sept 2021 vs.
			Sept 2020

Interest income
Interest on federal funds sold and short-term investments	$1,654	$546	202.93%
Interest and dividends on securities	21,617	23,033	(6.15)%
Interest and fees on loans	265,409	280,768	(5.47)%
Interest on loans held for sale	675	917	(26.39)%
Total interest income	289,355	305,264	(5.21)%
Interest expense
Interest on deposits	6,361	23,351	(72.76)%
Interest on borrowings	3,965	5,628	(29.55)%
Total interest expense	10,326	28,979	(64.37)%
Net interest income	279,029	276,285	0.99%
Provision for credit losses	(17,500)	52,500	(133.33)%
Net interest income after provision for credit losses	296,529	223,785	32.51%
Noninterest income
Deposit account fees	11,704	11,227	4.25%
Interchange and ATM fees	9,229	13,154	(29.84)%
Investment management	26,350	21,696	21.45%
Mortgage banking income	11,270	13,570	(16.95)%
Increase in cash surrender value of life insurance policies	4,508	3,902	15.53%
Gain on life insurance benefits	258	692	(62.72)%
Loan level derivative income	875	8,918	(90.19)%
Other noninterest income	12,476	10,813	15.38%
Total noninterest income	76,670	83,972	(8.70)%
Noninterest expenses

Salaries and employee benefits	124,759	113,027	10.38%
Occupancy and equipment expenses	26,543	27,863	(4.74)%
Data processing and facilities management	5,024	4,684	7.26%
FDIC assessment	2,805	1,537	82.50%
Loss on termination of derivatives	—	684	(100.00)%
Merger and acquisition expense	3,674	—	100.00%
Other noninterest expenses	52,598	52,310	0.55%
Total noninterest expenses	215,403	200,105	7.64%
Income before income taxes	157,796	107,652	46.58%
Provision for income taxes	38,506	21,126	82.27%
Net Income	$119,290	$86,526	37.87%

Weighted average common shares (basic)	33,024,386	33,358,879
Common share equivalents	18,238	27,871
Weighted average common shares (diluted)	33,042,624	33,386,750

Basic earnings per share	$3.61	$2.59	39.38%
Diluted earnings per share	$3.61	$2.59	39.38%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$119,290	$86,526
Noninterest expense components
Add - loss on termination of derivatives	—	684
Add - merger and acquisition expenses	3,674	—
Noncore increases to income before taxes	3,674	684
Net tax benefit associated with noncore items (1)	(1,033)	(192)
Noncore increases to net income	$2,641	$492
Operating net income (Non-GAAP)	$121,931	$87,018	40.12%

Diluted earnings per share, on an operating basis	$3.69	$2.61	41.38%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.00%	3.36%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.15%	0.93%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.17%	0.94%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	9.20%	6.80%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	9.40%	6.84%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	September 30 2021	June 30 2021	September 30 2020
Nonperforming loans
Commercial & industrial loans	$19,275	$20,831	$36,851
Commercial real estate loans	11,788	9,031	38,164
Small business loans	46	558	542
Residential real estate loans	10,872	12,786	16,229
Home equity	3,746	4,517	6,159
Other consumer	83	95	80
Total nonperforming loans	45,810	47,818	98,025
Total nonperforming assets	$45,810	$47,818	$98,025

Nonperforming loans/gross loans	0.52%	0.53%	1.04%
Nonperforming assets/total assets	0.32%	0.34%	0.74%
Allowance for credit losses/nonperforming loans	201.37%	214.06%	117.95%
Allowance for credit losses/total loans	1.05%	1.15%	1.23%
Delinquent loans/total loans	0.21%	0.11%	0.31%

	Nonperforming Assets Reconciliation for the Three Months Ended
	September 30 2021	June 30 2021	September 30 2020

Nonperforming assets beginning balance	$47,818	$59,201	$48,814
New to nonperforming	4,613	2,233	60,850
Loans charged-off	(332)	(481)	(4,304)
Loans paid-off	(3,488)	(10,364)	(5,050)
Loans restored to performing status	(2,813)	(2,771)	(2,229)
Other	12	—	(56)
Nonperforming assets ending balance	$45,810	$47,818	$98,025

	Net Charge-Offs (Recoveries)
	Three Months Ended			Nine Months Ended
	September 30 2021	June 30 2021	September 30 2020	September 30 2021	September 30 2020
Net charge-offs (recoveries)
Commercial and industrial loans	$—	$107	$184	$3,374	$138
Commercial real estate loans	—	—	3,876	(57)	3,876
Small business loans	33	31	47	119	186
Residential real estate loans	—	—	(1)	(1)	(2)
Home equity	(49)	24	(21)	(38)	(32)
Other consumer	127	30	(34)	249	469
Total net charge-offs	$111	$192	$4,051	$3,646	$4,635

Net charge-offs to average loans (annualized)	0.00%	0.01%	0.17%	0.05%	0.07%

	Troubled Debt Restructurings At
	September 30 2021	June 30 2021	September 30 2020
Troubled debt restructurings on accrual status	$15,950	$19,495	$17,521
Troubled debt restructurings on nonaccrual status	21,104	20,212	23,810
Total troubled debt restructurings	$37,054	$39,707	$41,331

BALANCE SHEET AND CAPITAL RATIOS
	September 30 2021	June 30 2021	September 30 2020
Gross loans/total deposits	71.84%	74.57%	86.67%
Common equity tier 1 capital ratio (1)	13.46%	13.31%	12.41%
Tier 1 leverage capital ratio (1)	9.36%	9.41%	9.52%
Common equity to assets ratio GAAP	12.08%	12.27%	12.83%
Tangible common equity to tangible assets ratio (2)	8.79%	8.89%	9.17%
Book value per share GAAP	$53.14	$52.72	$51.27
Tangible book value per share (2)	$37.24	$36.78	$35.17
(1) Estimated number for September 30, 2021.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$2,135,031	$815	0.15%	$1,882,285	$513	0.11%	$997,921	$254	0.10%
Securities
Securities - trading	3,498	—	—%	3,359	—	—%	2,607	—	—%
Securities - taxable investments	1,880,863	7,792	1.64%	1,514,336	7,184	1.90%	1,139,843	7,218	2.52%
Securities - nontaxable investments (1)	468	5	4.24%	555	6	4.34%	1,146	11	3.82%
Total securities	$1,884,829	$7,797	1.64%	$1,518,250	$7,190	1.90%	$1,143,596	$7,229	2.51%
Loans held for sale	30,143	193	2.54%	28,279	186	2.64%	50,709	326	2.56%
Loans
Commercial and industrial (1)	1,640,422	15,309	3.70%	1,944,026	20,351	4.20%	2,033,385	17,724	3.47%
Commercial real estate (1)	4,232,575	41,469	3.89%	4,196,171	41,532	3.97%	4,086,594	41,578	4.05%
Commercial construction	507,393	4,916	3.84%	514,935	4,777	3.72%	568,007	5,126	3.59%
Small business	181,953	2,341	5.10%	178,525	2,302	5.17%	168,662	2,303	5.43%
Total commercial	6,562,343	64,035	3.87%	6,833,657	68,962	4.05%	6,856,648	66,731	3.87%
Residential real estate	1,231,606	10,955	3.53%	1,226,520	11,058	3.62%	1,387,055	13,436	3.85%
Home equity	1,007,371	9,043	3.56%	1,024,798	8,591	3.36%	1,107,685	9,658	3.47%
Total consumer real estate	2,238,977	19,998	3.54%	2,251,318	19,649	3.50%	2,494,740	23,094	3.68%
Other consumer	25,929	398	6.09%	22,471	411	7.34%	24,134	515	8.49%
Total loans	$8,827,249	$84,431	3.79%	$9,107,446	$89,022	3.92%	$9,375,522	$90,340	3.83%
Total interest-earning assets	$12,877,252	$93,236	2.87%	$12,536,260	$96,911	3.10%	$11,567,748	$98,149	3.38%
Cash and due from banks	144,556			142,198			124,482
Federal Home Loan Bank stock	8,904			9,410			15,090
Other assets	1,268,199			1,258,056			1,313,194
Total assets	$14,298,911			$13,945,924			$13,020,514
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$4,426,106	$338	0.03%	$4,339,645	$384	0.04%	$3,836,488	$838	0.09%
Money market	2,375,492	443	0.07%	2,347,852	429	0.07%	2,087,822	945	0.18%
Time deposits	795,943	852	0.42%	843,090	1,204	0.57%	1,076,546	3,649	1.35%
Total interest-bearing deposits	$7,597,541	$1,633	0.09%	$7,530,587	$2,017	0.11%	$7,000,856	$5,432	0.31%
Borrowings
Federal Home Loan Bank borrowings	31,118	165	2.10%	35,704	191	2.15%	145,766	408	1.11%
Long-term borrowings	18,742	77	1.63%	23,417	94	1.61%	37,439	141	1.50%
Junior subordinated debentures	62,852	432	2.73%	62,852	429	2.74%	62,850	438	2.77%
Subordinated debentures	49,753	617	4.92%	49,730	618	4.98%	49,659	617	4.94%
Total borrowings	$162,465	$1,291	3.15%	$171,703	$1,332	3.11%	$295,714	$1,604	2.16%
Total interest-bearing liabilities	$7,760,006	$2,924	0.15%	$7,702,290	$3,349	0.17%	$7,296,570	$7,036	0.38%
Noninterest-bearing demand deposits	4,502,045			4,237,135			3,700,902
Other liabilities	280,754			273,449			332,937
Total liabilities	$12,542,805			$12,212,874			$11,330,409
Stockholders' equity	1,756,106			1,733,050			1,690,105

Total liabilities and stockholders' equity	$14,298,911			$13,945,924			$13,020,514

Net interest income		$90,312			$93,562			$91,113

Interest rate spread (2)			2.72%			2.93%			3.00%

Net interest margin (3)			2.78%			2.99%			3.13%

Supplemental Information
Total deposits, including demand deposits	$12,099,586	$1,633		$11,767,722	$2,017		$10,701,758	$5,432
Cost of total deposits			0.05%			0.07%			0.20%
Total funding liabilities, including demand deposits	$12,262,051	$2,924		$11,939,425	$3,349		$10,997,472	$7,036
Cost of total funding liabilities			0.09%			0.11%			0.25%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $220,000, $209,000, and $230,000 for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Nine Months Ended
	September 30, 2021			September 30, 2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$1,782,463	$1,654	0.12%	$599,827	$546	0.12%
Securities
Securities - trading	3,267	—	—%	2,421	—	—%
Securities - taxable investments	1,550,859	21,603	1.86%	1,178,671	23,006	2.61%
Securities - nontaxable investments (1)	555	17	4.10%	1,176	34	3.86%
Total securities	$1,554,681	$21,620	1.86%	$1,182,268	$23,040	2.60%
Loans held for sale	35,953	675	2.51%	43,150	917	2.84%
Loans
Commercial and industrial (1)	1,898,100	58,706	4.14%	1,784,715	52,027	3.89%
Commercial real estate (1)	4,195,200	123,377	3.93%	4,050,154	129,800	4.28%
Commercial construction	525,652	14,976	3.81%	554,222	17,341	4.18%
Small business	178,294	6,924	5.19%	172,575	7,253	5.61%
Total commercial	6,797,246	203,983	4.01%	6,561,666	206,421	4.20%
Residential real estate	1,242,991	34,449	3.71%	1,473,812	41,856	3.79%
Home equity	1,027,311	26,391	3.43%	1,125,817	31,617	3.75%
Total consumer real estate	2,270,302	60,840	3.58%	2,599,629	73,473	3.78%
Other consumer	23,382	1,241	7.10%	25,643	1,587	8.27%
Total loans	$9,090,930	$266,064	3.91%	$9,186,938	$281,481	4.09%
Total interest-earning assets	$12,464,027	$290,013	3.11%	$11,012,183	$305,984	3.71%
Cash and due from banks	147,269			122,302
Federal Home Loan Bank stock	9,516			17,645
Other assets	1,256,066			1,256,074
Total assets	$13,876,878			$12,408,204
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$4,292,992	$1,145	0.04%	$3,592,069	$3,873	0.14%
Money market	2,337,445	1,393	0.08%	1,978,006	5,495	0.37%
Time deposits	848,143	3,823	0.60%	1,202,746	13,983	1.55%
Total interest-bearing deposits	$7,478,580	$6,361	0.11%	$6,772,821	$23,351	0.46%
Borrowings
Federal Home Loan Bank borrowings	34,185	544	2.13%	205,244	1,369	0.89%
Long-term borrowings	23,434	282	1.61%	61,240	1,045	2.28%
Junior subordinated debentures	62,852	1,287	2.74%	62,849	1,362	2.89%
Subordinated debentures	49,729	1,852	4.98%	49,635	1,852	4.98%
Total borrowings	$170,200	$3,965	3.11%	$378,968	$5,628	1.98%
Total interest-bearing liabilities	$7,648,780	$10,326	0.18%	$7,151,789	$28,979	0.54%
Noninterest-bearing demand deposits	4,213,764			3,257,058
Other liabilities	280,002			300,248
Total liabilities	$12,142,546			$10,709,095
Stockholders' equity	1,734,332			1,699,109

Total liabilities and stockholders' equity	$13,876,878			$12,408,204

Net interest income		$279,687			$277,005

Interest rate spread (2)			2.93%			3.17%

Net interest margin (3)			3.00%			3.36%

Supplemental Information
Total deposits, including demand deposits	$11,692,344	$6,361		$10,029,879	$23,351
Cost of total deposits			0.07%			0.31%
Total funding liabilities, including demand deposits	$11,862,544	$10,326		$10,408,847	$28,979
Cost of total funding liabilities			0.12%			0.37%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $658,000 and $720,000 for the nine months ended September 30, 2021 and 2020, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio, tangible book value per share, and loan and allowance metrics, exclusive of PPP loan balances at the dates indicated:

	September 30 2021	June 30 2021	September 30 2020
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,755,954	$1,741,622	$1,689,724	(a)
Less: Goodwill and other intangibles	525,261	526,576	530,749
Tangible common equity	$1,230,693	$1,215,046	$1,158,975	(b)
Tangible assets
Assets (GAAP)	$14,533,311	$14,194,207	$13,173,665	(c)
Less: Goodwill and other intangibles	525,261	526,576	530,749
Tangible assets	$14,008,050	$13,667,631	$12,642,916	(d)

Common Shares	33,043,812	33,037,859	32,955,547	(e)

Common equity to assets ratio (GAAP)	12.08%	12.27%	12.83%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	8.79%	8.89%	9.17%	(b/d)
Book value per share (GAAP)	$53.14	$52.72	$51.27	(a/e)
Tangible book value per share (Non-GAAP)	$37.24	$36.78	$35.17	(b/e)

Total loans (GAAP)	$8,808,013	$8,938,988	$9,405,193
Total loans, excluding PPP (Non-GAAP)	$8,424,442	$8,456,338	$8,593,470

Allowance as a % of total loans (GAAP)	1.05%	1.15%	1.23%
Allowance as a % of total loans, excluding PPP (Non-GAAP)	1.09%	1.21%	1.35%

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30 2021	June 30 2021	September 30 2020	September 30 2021	September 30 2020
Net interest income (GAAP)	$90,091	$93,354	$90,883	$279,029	$276,285	(a)

Noninterest income (GAAP)	$26,457	$24,967	$29,347	$76,670	$83,972	(b)
Noninterest income on an operating basis (Non-GAAP)	$26,457	$24,967	$29,347	$76,670	$83,972	(c)

Noninterest expense (GAAP)	$72,419	$73,302	$66,658	$215,403	$200,105	(d)
Less:
Merger and acquisition expense	1,943	1,731	—	3,674	—
Loss on termination of derivatives	—	—	684	—	684
Noninterest expense on an operating basis (Non-GAAP)	$70,476	$71,571	$65,974	$211,729	$199,421	(e)

Total revenue (GAAP)	$116,548	$118,321	$120,230	$355,699	$360,257	(a+b)
Total operating revenue (Non-GAAP)	$116,548	$118,321	$120,230	$355,699	$360,257	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	22.70%	21.10%	24.41%	21.55%	23.31%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	22.70%	21.10%	24.41%	21.55%	23.31%	(c/(a+c))
Efficiency ratio (GAAP based)	62.14%	61.95%	55.44%	60.56%	55.55%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	60.47%	60.49%	54.87%	59.52%	55.36%	(e/(a+c))

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	Three Months Ended
	September 30, 2021			June 30, 2021
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
				(Dollars in thousands)
Reported total interest earning assets	$12,877,252	$90,247	2.78%	$12,535,962	$93,564	2.99%
Core adjustments:
PPP volume @ 1%	(418,645)	(1,064)		(717,847)	(1,794)
PPP fee amortization		(2,242)			(7,217)
Total PPP impact	(418,645)	(3,306)	(0.01)%	(717,847)	(9,011)	(0.12)%
Acquisition fair value accretion		(1,927)	(0.06)%		(1,664)	(0.06)%
Nonaccrual interest		163	—%		33	—%
Other noncore adjustments		(415)	(0.01)%		(410)	(0.01)%
Core margin (Non-GAAP)	$12,458,607	$84,762	2.70%	$11,818,115	$82,512	2.80%

APPENDIX D: Commercial Loan Portfolio Characteristics

Commercial Industries Highly Impacted by COVID-19 Pandemic

    While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, the Company continues to monitor daily the loan balances and the loan exposures for commercial loan categories deemed to be highly impacted by the pandemic (i.e., Accommodations, Food Services, Retail Trade, Other Services (except Public Administration) and Arts, Entertainments & Recreation). The Company does not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

    The table below provides total outstanding balances of commercial loans as of September 30, 2021, within industries that the Company has deemed to be highly impacted by the COVID-19 pandemic:

Highly Impacted COVID-19 Industries - Balances

September 30, 2021
(Dollars in thousands)
Accommodations	$388,083
Food Services	142,059
Retail Trade	527,957
Other Services (except Public Administration)	139,679
Arts, Entertainment, and Recreation	99,699
Total (1)	$1,297,477
(1)Amounts presented above exclude $122.7 million of outstanding PPP loans.

Highly Impacted COVID-19 Industries - Details
September 30, 2021
(Dollars in thousands)
Accommodations
Balance	$388,083
Average borrower loan size	$4,283
% secured by real estate	99.8%
Weighted average loan to value	54.0%
Other information:
–The accommodation portfolio consists of 65 properties representing a combination of flagged (61%) and non-flagged (39%) hotels, motels and inns.
–Loans secured by hotel properties deemed to be located in areas of leisure comprise $146.6 million, or 38% of the hotel portfolio.
–Approximately 89% of the balances outstanding are secured by properties located within the six New England states with the largest concentration in Massachusetts (60%).

Food Services
Balance	$142,059
Average borrower loan size	$384
% secured by real estate	67.7%
Weighted average loan to value	50.5%
Other information:
–The food services portfolio includes full-service restaurants (55%), limited service restaurants and fast food (43%), and other types of food service (caterers, bars, mobile food service 2%).

Retail Trade
Balance	$527,957
Average borrower loan size	$499
% secured by real estate	43.3%
Weighted average loan to value	57.4%
Other information:
–The retail trade portfolio consists broadly of food and beverage stores (47%), motor vehicle and parts dealers (24%), gasoline stations (14%). All other retailers account for 15% of the current outstanding balance.

–Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets.

Other Services (except Public Administration)
Balance	$139,679
Average borrower loan size	$250
% secured by real estate	51.6%
Weighted average loan to value	48.8%
Other information:
–The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (43%), repair and maintenance businesses (31%) and other personal services, including beauty salons, laundry services, pet care and other types of services (26%).

Arts, Entertainment, and Recreation
Balance	$99,699
Average borrower loan size	$793
% secured by real estate	85.5%
Weighted average loan to value	52.3%
Other information:
–Amusement, gambling and recreational industries make up a majority of this category (95%) and include amusement/theme parks, bowling centers, fitness centers, golf courses, marinas, and other recreational industries. Other industries including museums, performing arts, and spectator sports account for the remaining outstanding balances (5%).

Other Commercial Loan Portfolio Characteristics

    Average total loan size varies across the commercial portfolio with commercial real estate loans having an average size of $1.1 million, commercial and industrial loans having an average loan size of $140,000 and small business loans, which are each under $5.0 million, having an average loan size of $33,000. Additional details are provided below regarding loan sizes of the commercial real estate and commercial and industrial portfolios as of September 30, 2021:

Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,662,491	$922,711	$754,931	$396,541	$4,736,674
# of loans	4,052	131	56	16	4,255

Commercial and Industrial (Including PPP)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$1,094,040	$219,766	$301,941	$24,962	$1,640,709
# of loans	11,649	33	22	1	11,705

APPENDIX E: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Deferral of Principal and Interest	Deferral of Principal Only	Deferral of Interest Only	Total Deferrals	Total Portfolio	% Deferral
	(Dollars in thousands)
Commercial and industrial	$2,300	$560	$1,165	$4,025	$1,640,709	0.2%
Commercial real estate (1)	7,950	210,335	—	218,285	4,736,674	4.6%
Business banking	—	588	—	588	184,138	0.3%
Residential real estate	—	—	—	—	1,222,849	—%
Home equity	—	—	—	—	1,000,468	—%
Consumer	—	—	—	—	23,175	—%
Total active deferrals as of September 30, 2021	$10,250	$211,483	$1,165	$222,898	$8,808,013	2.5%
(1) Balances include commercial construction deferrals.

Deferrals by Industry
September 30, 2021
(Dollars in thousands)
Highly Impacted Industries
Accommodation	$167,685
Arts, Entertainment, and Recreation	14,964
Total Highly Impacted Industries	182,649

Other Industries
Real Estate and Leasing	39,661
Transportation and Warehousing	588
Total Other Industries	40,249
Grand Total	$222,898